Exhibit 5.1

September 8, 2017

FuelCell Energy, Inc.

3 Great Pasture Way

Danbury, Connecticut

Dear Sirs:

We have acted as special counsel to FuelCell Energy, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the "Commission") of a prospectus supplement, dated September 5, 2017 (the "Prospectus Supplement"), to the prospectus, dated February 24, 2017, included as part of the Registration Statement on Form S-3, Commission file number 333-215530 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act") and in connection with the offer and sale of 33,000 shares of the Company's Series C Convertible Preferred Stock, par value $.01 per share (the "Preferred Shares"), which Preferred Shares may be convertible into shares of the Company’s common stock, par value $.0001 per share (the "Common Stock" and such shares of Common Stock that may be issued upon conversion of the Preferred Shares, the "Conversion Shares"). The Preferred Shares are to be purchased by an underwriter and offered for sale pursuant to the terms of the Underwriting Agreement, dated as of September 5, 2017 (the "Underwriting Agreement"), by and between the Company and Oppenheimer & Co. Inc. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with the opinions expressed below, we have examined originals, telecopies or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Underwriting Agreement, the Certificate of Designations relating to the Preferred Shares, as filed with the Secretary of State of the State of Delaware on September 8, 2017 (the "Certificate of Designations") and such other agreements, certificates and documents of public officials, officers and other representatives of the Company and others as we have deemed necessary as a basis for our opinions set forth below. We have relied, without independent investigation, as to factual matters on the representations and warranties contained in the Underwriting Agreement and on certificates of public officials and of officers and other representatives of the Company. We have assumed (a) the legal capacity of all natural persons executing the Underwriting Agreement and Underwriting Agreement and such other agreements, certificates and documents, (b) the genuineness of all signatures thereon, (c) the authority of all persons signing the Underwriting Agreement and such other agreements, certificates and documents on behalf of the parties thereto, (d) the authenticity of all documents submitted to us as originals and (e) the conformity to the original of all copies submitted to us as telecopies, photocopies or conformed copies and the authenticity of the originals of such copies. In rendering the opinions set forth below, we have also assumed that, except to the extent expressly set forth in the opinions below: (i) the Underwriting Agreement has been duly authorized by the parties thereto other than the Company; (ii) the Underwriting Agreement has been duly executed and delivered by each party thereto other than the Company; (iii) each party to the Underwriting Agreement other than the Company has the requisite power and authority (corporate, company, partnership or other) to execute and deliver and to perform its obligations under, the Underwriting Agreement; and (iv) each party to the Underwriting Agreement will perform its obligations thereunder in accordance with the terms of the Underwriting Agreement.

FuelCell Energy, Inc.

September 8, 2017

Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that (i) the Preferred Shares have been duly authorized by the Company and, upon payment and delivery in accordance with the Underwriting Agreement, will be validly issued, fully paid and nonassessable and (ii) the shares of Common Stock issued upon conversion of the Preferred Shares, when and if issued upon conversion of the Preferred Shares in accordance with the Company’s Certificate of Incorporation and the Certificate of Designations, will be validly issued, fully paid and nonassessable.

We are attorneys admitted to practice in the State of New York, and the opinion expressed above is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, we express no opinion regarding any state securities or blue sky laws, or the applicability thereof to the transaction contemplated by the Underwriting Agreement and we do not express any opinion herein concerning any other law.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K (and its incorporation by reference into the Registration Statement) and to the reference to this firm under the heading "Legal Matters" in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Schulte Roth & Zabel LLP